EXHIBIT 10(xvi)

CHANGE IN CONTROL AGREEMENT

                THIS AGREEMENT, made as of this 11th day of November 2011, by and between Taylor Devices, Inc. (hereinafter referred to as "Company"), a New York corporation having an office at 90 Taylor Drive, North Tonawanda, New York 14120-9748, and Mark V. McDonough ("Employee"), an individual residing at 71 Leicester Road, Kenmore, New York.

                WHEREAS, the Employee is employed at the pleasure of the Company at a salary and terms mutually agreeable and fixed from time to time by the Company; and

                WHEREAS, the Company does not anticipate a sale, merger or takeover but desires to protect Employee against dismissal in the event of a "Change in Control" (as hereinafter defined) of the Company; and

                WHEREAS, such period of protection shall extend for a term twelve months after such Change in Control; and

                WHEREAS, the parties intend that payments under this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder;

                NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

  NO RIGHT TO EMPLOYMENT.  No right to employment is hereby conferred upon the Employee, whose employment with the Company shall continue to be at will.

  TERM.  The Term shall begin as of the date first above written and shall continue for a period of 12 full calendar months thereafter.  Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter (each, an Anniversary Date), the Agreement shall renew for an additional year such that the remaining term shall be one year, unless written notice is provided to Employee, at least 10 days and not more than 30 days prior to any Anniversary Date, that this Agreement shall cease at such Anniversary Date.  "Term" shall include any and all extensions or renewals of this Agreement.

  PAYMENTS UPON AN EVENT OF TERMINATION AFTER A CHANGE IN CONTROL.

                                (a)                The provisions of this Section shall apply upon the occurrence of an Event of Termination that occurs on, or within twelve months after, a Change in Control (defined in Section 4 below), where the Change in Control occurs during the Term.  As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

                                (1)                the termination by the Company of Employee's full-time employment hereunder for any reason other than Disability or Retirement, as defined in Paragraph 3(b) below, or death, or Termination for Cause, as defined in Section 6 below, or

                                (2)                Employee's resignation from the Company's employ upon any (A) material change in Employee's function, duties, or responsibilities, which change would cause Employee's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof as in effect immediately prior to the Change in Control, (B) a relocation of Employee's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Employee from those being provided immediately prior to the Change in Control, or (C) liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Employee.

                                Upon the occurrence of any event described in clauses (2)(A), (B), or (C) above, Employee shall have the right to elect to terminate his employment with the Company by resignation upon 60 days' prior written notice given within four months after the initial event giving rise to said right to elect.

                                (b)                 Termination of Employee's employment based on "Retirement" shall mean termination of employment in accordance with the Company's retirement policy or in accordance with any retirement arrangement established with Employee's consent with respect to Employee.  Termination of Employee's employment based on "Disability" shall mean termination due to any physical or mental impairment which qualifies Employee for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan exists or applies, a disability which would qualify Employee for disability benefits under the federal social security system.

                                (c)                Upon the occurrence of an Event of Termination that occurs on or after a Change in Control, but no later than one year after a Change in Control, then, on the earliest business day that is at least six months after the Event of Termination, the Company shall pay Employee a sum equal to 12 times the average monthly rate of salary paid to Employee during the 12 months preceding the Change in Control.  Such payment shall not be reduced in the event the Employee obtains other employment following Event of Termination.

                                (d)                Upon the occurrence of an Event of Termination on or after a Change in Control, the Company will cause to be continued, for a period of 18 calendar months thereafter, life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Employee prior to the Event of Termination.

  CHANGE IN CONTROL.

                                (a)                No benefit shall be payable under this Section 4 unless there shall have been a Change in Control of the Company, or both, as set forth below.  For purposes of this Agreement, a "Change in Control" of the Company shall mean any of the following:

                                (1)                a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction in which the Company is not the resulting entity and that is not approved by a majority of the Incumbent Board (as herein defined) of the Company; or

                                (2)                individuals who constitute the Incumbent Board of the Company cease for any reason to constitute a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least 80% of the directors comprising the Incumbent Board, or whose nomination for election by the Company's shareholders was approved by the nominating committee, if any, serving under the Incumbent Board, shall be, for purposes of this Section 4, deemed to be a member of the Incumbent Board; or

                                (3)                the occurrence of an event, the nature of which would be required to be reported in response to Item 5.01 of the Current Report on Form 8‑K, as such form is in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

                                (4)                any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act of 1934) is or becomes an Acquiring Person, as more particularly defined in the Rights Agreement dated October 5, 2008 by and between the Company and Regan & Associates, Inc., as Rights Agent; or

                                  (5)                a proxy statement soliciting proxies from shareholders of the Company  by someone other than the current management of the Company, seeking shareholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or

                                  (6)                a tender offer or exchange offer is made by any person which would result in a person or group beneficially owning 24% or more of the voting securities of the Company, and shareholders owning beneficially or of record 24% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer.

                                  "Incumbent Board" means the Board of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least 80% of the directors comprising the Incumbent Board, or whose nomination for election by shareholders was approved by the nominating committee, if any, serving under an Incumbent Board, shall be considered to be a member of the Incumbent Board.

                5.                REDUCTION OF PAYMENTS IN CERTAIN CIRCUMSTANCES.  Total payments due Employee under this Agreement will be reduced to the extent necessary to avoid the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") being applied to the payments under this Agreement and any other agreement providing for payments to Employee.

                6.                TERMINATION FOR CAUSE.  "Termination for Cause" shall mean termination due to Employee's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final cease-and-desist order. For purposes of this Section 6, no act or failure to act on the part of Employee shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company.

                7.                MODIFICATION AND WAIVER.

                                (a)                This Agreement may be modified or amended only by an instrument in writing signed by the parties hereto.

                                (b)                No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

                8.                SEVERABILITY.  If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

                9.                HEADINGS.  The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                10.                GOVERNING LAW.  This Agreement shall be governed by the law of the State of New York, without reference to conflict-of-law principles

                11.                BINDING AGREEMENT.  This Agreement shall be binding upon, and inure to the benefit of the Employee and the Company and their respective permitted successors and assigns.

                12.                ENTIRE AGREEMENT.  This Agreement contains the entire understanding between the parties hereto regarding its subject matter, but this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided.

                13.                NO ATTACHMENT.  No right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

                14.                LEGAL FEES AND EXPENSES.  If Employee has recourse to legal action to enforce this Agreement, the Company agrees that to the extent Employee prevails in such action, it shall reimburse Employee for reasonable costs and expenses of Employee's legal counsel in such action.

                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, all as of the day and year first written.

                                                                                                        TAYLOR DEVICES, INC.

                                                                                                        By:                /s/Douglas P. Taylor
                                                                                                                              Title: President

                                                                                                                            EMPLOYEE

                                                                                                                            /s/Mark V. McDonough
                                                                                                                            Mark V. McDonough